Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

April 14, 2014

Board of Directors

Brazil Minerals, Inc.

Beverly Hills, California

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report dated April 13, 2014, with respect to the consolidated balance sheets of Brazil Minerals, Inc. (formerly, Flux Technologies, Corp.)  (the “Company”) as of December 31, 2013 and December 31, 2012 and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2013 and the period from March 1, 2012 through December 31, 2012, in the Company’s Registration Statement on Form S-8 (No. 333-187864).  We also consent to the use of our name and the reference to us in the Experts section of the Form S-8.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, MI